Exhibit 99.2

FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30	
	2008	2007
Assets	$343,743	$330,121
Net loans	$253,562	$243,072
Securities	$70,638	$66,159
Deposits	$245,953	$253,594
Shareholders' equity	$37,512	$35,948
Net income	$2,770	$2,634
Earnings per share	$1.14	$1.07
Book value per outstanding share	$15.49	$14.60

KEY RATIOS

	AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30	
	2008	2007
Return on average assets	1.08%	1.08%
Return on average equity	9.91%	9.92%
Net interest margin (tax equivalent)	4.15%	4.36%
Net loans to deposits	103.09%	95.85%
Allowance for loan loss to total loans	1.08%	1.04%
Shareholders' equity to total assets	10.91%	10.89%
Efficiency ratio	64.03%	64.72%

DIRECTORS

Robert K. Baker
Ronald E. Holtman
J. Thomas Lang
Daniel J. Miller
Jeffery A. Robb, Sr.
Eddie L. Steiner
John R. Waltman
Chairman

EXECUTIVE OFFICERS

Eddie L. Steiner
President and Chief Executive Officer

Rick L. Ginther
President,
The Commercial & Savings Bank

Paul D. Greig
Chief Operations/Information Officer

Paula J. Meiler
Chief Financial Officer

STOCK PERFORMANCE & DIVIDENDS

QUARTER ENDING	TRADE PRICE HIGH	TRADE PRICE LOW	CLOSING PRICE	CASH DIVIDEND DECLARED
12/31/06	20.25	18.00	19.00	0.16
3/31/07	19.05	17.50	17.57	0.18
6/30/07	18.25	17.42	17.75	0.18
9/30/07	19.00	15.95	17.00	0.18
12/31/07	17.75	15.40	17.75	0.18
3/31/08	17.90	15.75	16.14	0.18
6/30/08	18.00	15.75	15.75	0.18
9/30/08	16.25	14.40	15.25	0.18

COMMON STOCK PERFORMANCE


HIGH
LOW
CLOSING PRICE
DOLLARS PER SHARE
21
20
19
18
17
16
15
14
DEC-06
MAR-07
JUN-07
SEP-07
DEC-07
MAR-08
JUN-08
SEP-08
QUARTER ENDING

ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol – CSBB.OB

STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948

Copies of CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:

Paula J. Meiler, CFO
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015

"Remember to call CSB for all your financial needs, whether to borrow, save or invest."

SEPTEMBER 30, 2008

QUARTERLY REPORT

CSB BANCORP, INC.

DEAR FELLOW SHAREHOLDER

CSB Bancorp, Inc. continues to deliver solid financial performance in spite of turmoil in the national and global financial markets. With a very strong capital position, substantial liquidity, and very high asset quality, we are committed to safety and soundness while meeting the financial needs of the communities we serve and delivering a fair return to our shareholders.

CSB's net earnings totaled $890 thousand in the third quarter, or $0.37 per share. For the nine months ended September 30, net income of $2.77 million is ahead of the prior year by $136 thousand, or $0.07 per share.

The Company has no direct exposure to the types of problematic loans and investments that have created the current crisis in the national and global financial markets. Net loan charge-offs during the first nine months of the year have been very low and nonperforming asset levels are also well below our historical norms. As always, we remain vigilant for any signs of deterioration in the asset quality of our loan and investment portfolios.

We have made excellent progress in planning for CSB's acquisition of Indian Village Bancorp and its wholly owned subsidiary Indian Village Community Bank. We anticipate finalizing the transaction on Friday, October 31, 2008. The following day, banking centers in Gnadenhutten, New Philadelphia and North Canton will open for business as Commercial & Savings Bank locations. These three new markets will provide future growth opportunities for CSB beyond our current and newly acquired deposits and loans in Tuscarawas and Stark counties.

Our view of the general economy is that recessionary conditions will likely remain for the balance of 2008 and most or all of 2009. While CSB's markets are not immune to economic slowdown, we continue to provide the communities we serve with liquidity needed to sustain economic activity and growth. In return, our local economy provides the Company with a diversified customer base that, coupled with CSB's broad range of financial services, affords some degree of earnings protection during economic downturns.

The national and global financial crisis will eventually lead to significant changes in the banking industry. Over the next few years, government officials will reshape the regulatory landscape and a number of weaker financial institutions will become unable to sustain their present form.

Difficult economic and regulatory environments present challenges for any organization, including community banks. However, CSB's financial position provides strength for periods such as these, and in fact, affords the means to consider further opportunities for enhancing shareholder value. CSB's board and management will continue to evaluate such opportunities from the disciplined perspective of safe and sound banking practices.

On behalf of the board of directors, we enclose the third quarter dividend of $0.18 per share and thank you for being a shareholder of CSB Bancorp, Inc.

Sincerely,

EDDIE L. STEINER
President and CEO
CSB Bancorp, Inc.

JOHN R. WALTMAN
Chairman
CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)	SEPTEMBER 30	
	2008	2007
ASSETS:		
Cash and due from banks	$8,623	$11,273
Federal funds sold	1,800	0
Securities	70,638	66,159
Net loans	253,562	243,072
Premises & equipment, net	7,074	7,398
Other assets	2,046	2,219
TOTAL ASSETS	**$343,743**	**$330,121**
LIABILITIES:		
Deposits	$245,953	$253,594
Securities sold under agreements to repurchase	22,757	21,384
Short-term borrowings	2,000	0
Fed funds purchased	0	10,400
Other borrowings	33,682	7,108
Other liabilities	1,839	1,687
TOTAL LIABILITIES	**$306,231**	**$294,173**
SHAREHOLDERS' EQUITY:		
Common stock	$16,674	$16,674
Additional paid-in capital	6,464	6,446
Retained earnings	19,449	17,552
Treasury stock	(5,015)	(4,349)
Accumulated other comprehensive loss	(60)	(375)
TOTAL SHAREHOLDERS' EQUITY	**$37,512**	**$35,948**
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	**$343,743**	**$330,121**

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30	
	2008	2007	2008	2007
INTEREST INCOME:				
Interest and fees on loans	$4,073	$4,633	$12,503	$13,433
Interest on securities	860	784	2,537	2,404
Other interest income	33	1	103	16
TOTAL INTEREST INCOME	4,966	5,418	15,143	15,853
INTEREST EXPENSE:				
Interest on deposits	1,069	1,609	3,663	4,763
Other interest expense	457	419	1,375	1,170
TOTAL INTEREST EXPENSE	1,526	2,028	5,038	5,933
Net interest income	3,440	3,390	10,105	9,920
Provision for loan losses	107	151	262	353
Net interest income after provision for loan losses	3,333	3,239	9,843	9,567
Noninterest income	709	762	2,344	2,305
Gain (loss) on securities	(35)	0	(35)	5
Noninterest expense	2,663	2,722	8,007	7,988
Net income before federal income taxes	1,344	1,279	4,145	3,889
Federal income tax provision	454	416	1,375	1,255
NET INCOME	**$890**	**$863**	**$2,770**	**$2,634**
EARNINGS PER SHARE	**$0.37**	**$0.35**	**$1.14**	**$1.07**